Exhibit 99.1

For Release October 24, 2005—1:30 p.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES THIRD QUARTER EARNINGS
AND RECORD QUARTERLY LOAN ORIGINATIONS

Spokane, Washington, October 24, 2005 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $13.9 million, or $0.40 per diluted share, for the third quarter of 2005.  This represented a nine percent decrease from earnings of $15.3 million, or $0.44 per diluted share, for the prior year’s comparable quarter.  The decrease was due to the slower than expected growth in loan balances, the impact of the continued flattening of the yield curve, and an increase in operating expenses.  Earnings for the nine months ended September 30, 2005 were $45.8 million, or $1.31 per diluted share, compared with $40.8 million, or $1.18 per diluted share, for the same period in 2004, reflecting a 12 percent increase year-over-year.  The increase for the year-to-date results over the prior year reflects growth in net interest income.

THIRD QUARTER 2005 HIGHLIGHTS

•                  Earnings for the three months ended September 30, 2005 were $13.9 million, or $0.40 per diluted share.

•                  Net interest margin increased to 3.33 percent, up seven basis points over the prior quarter.

•                  Loan production for the quarter was $955.5 million, up 28 percent year-over-year.

•                  Construction loan originations increased 47 percent over the prior year, to $443.5 million for the quarter ended September 30, 2005.

•                  Deposits increased to $4.39 billion, up $613.8 million, or 16 percent, over the same period in the prior year.

•                  Sterling’s three-for-two stock split was payable on August 31, 2005 and distributed in the form of a 50 percent stock dividend.

•                  Sterling’s board of directors approved a quarterly cash dividend of $0.05 per common share, payable to shareholders of record as of September 30, 2005, and paid on October 14, 2005.

Harold B. Gilkey, Sterling’s chairman and chief executive officer, said, “During the third quarter, we experienced market pressures that were affecting the financial institutions industry, including the flattening of the yield curve and tighter spreads on loans.  Additionally, our earning assets were lower than anticipated, in part because loan pay-offs in the third quarter were much higher than anticipated, primarily in the permanent real estate segments.”

“Part of the reason for the lower earning assets this quarter relates to Sterling’s repositioning the mix of assets in its loan portfolio near the end of the second quarter, when the Bank took advantage of market conditions and sold $336 million in lower yielding residential and commercial loans.  Reducing the level of these loans helped avoid a reduction in interest margin and increased our mortgage banking operations income for the second quarter.  However, replacement of these earning assets has been slower than anticipated.  While loan originations have been strong, draw-downs on construction and commercial lines are well below Sterling’s historical levels and pay-offs, as mentioned, have been higher than expected.”

“While market conditions, and our portfolio repositioning, impacted earnings for the third quarter, Sterling’s overall performance, reflects strength in a number of sectors, including percentage growth in deposits and transaction account fee income.  The current pipeline of pending loans in business, corporate and construction lending provides confidence for better earning asset growth for the remainder of the year.”

Gilkey went on to further comment, “Sterling’s employees have been focused on our customers’ needs, which is reflected in record loan originations.  The 28 percent annual growth in loan originations indicates that lending opportunities in the Pacific Northwest region continue to be robust, and Sterling’s increasing pipeline of loan applications reflects the positive economies throughout our four-state footprint. I am confident, based on conversations with customers and our division managers, that loan draw-downs and loan growth will continue to improve.  The improving economy encourages management to expect that draw-downs will return to more normal levels, and at the same time we expect that rising interest rates will slow pre-payments.”

OPERATING RESULTS

Net Interest Income

Sterling reported record net interest income of $53.1 million for the three months ended September 30, 2005, a six percent increase over the $50.2 million reported for the same period in the prior year.  Net interest income for the nine months ended September 30, 2005 was $159.7 million, compared to $144.6 million for the nine months ended September 30, 2004.  Both the three and the nine-month increases primarily resulted from growth in the volume of loans outstanding, particularly in construction lending.

The net interest margin of 3.33 percent for the third quarter of 2005 represented a seven basis point increase from the June 30, 2005 quarter.  Net interest margin increased for the quarter mainly due to the sale of lower-yielding loans in the prior quarter and the replacement of wholesale funds with lower-costing deposits.  Net interest margin for the nine months ended September 30, 2005 was 3.27 percent, an eight basis point decrease from 3.35 percent for the comparable 2004 period, reflecting a greater increase in the cost of funding, the absence of a Federal Home Loan Bank Seattle dividend and increasing prepayments on mortgage backed securities.

Non-Interest Income

Total non-interest income was $13.3 million for the three-month period ended September 30, 2005, compared to $12.7 million for the same period one year ago, a 5 percent increase.  Total non-interest income was $43.4 million for the nine months ended September 30, 2005, compared to $37.4 million for the same period one year ago.  These increases were primarily due to the increase in fees and service charge income and mortgage banking income.

Fees and service charge income increased by 14.8 percent to $9.3 million for the quarter, from $8.1 million for the same period one year ago.  The increase from the same period in 2004 was principally due to an increase in the number of activities with transaction accounts plus enhancements to our merchant services programs.  Total transaction accounts were 152,365 at September 30, 2005, an increase of 5,491 from a year ago.  For the nine-month period ended September 30, 2005, fees and service charge income remain unchanged at approximately $25 million compared to the same period in the prior year.

Mortgage banking income of $3.0 million for the September 30, 2005 quarter was down from $6.1 million for the second quarter of 2005 and up from $1.5 million for the same period in 2004.  The fluctuation in the three-month period was mainly due to differences in loan sale volumes.  Sterling sold $71.8 million of loans during the third quarter, compared to $402.8 million during the second quarter, and $52.9 million during the third quarter of 2004. Also during the third quarter, Sterling brokered $124.4 million in multifamily, commercial and residential loans, accounting for 45 percent of total mortgage banking income.  Total mortgage banking income was $14.4 million for the nine months ended September 30, 2005, compared to $4.4 million for the same period one year ago, reflecting higher loan sales in 2005.

Non-Interest Expenses

Total non-interest expenses were $42.6 million, or 2.49 percent of average assets, for the three months ended September 30, 2005, compared with $36.6 million, or 2.24 percent of average assets, for the three months ended September 30, 2004.  Non-interest expenses were $123.8 million and $111.1 million for the nine months ended September 30, 2005 and 2004, respectively, an increase of 11.2 percent.  In both the three and nine month periods, the increases represent growth in the scale of operations, and reflect higher personnel, occupancy and data processing expenses, primarily related to Sterling’s branch expansion.  Sterling’s footprint has expanded in 2005 to include four metropolitan branches, one in Boise, Idaho, two near Portland, Oregon, and one in Spokane, Washington.  Additionally, the bank is slated to open two new branches in mid-November 2005, both in the Seattle, Washington area, bringing its total branch network to 140.  Full-time equivalent employees increased year-over-year by 160 to 1,770 at September 30, 2005.

Commenting on non-interest expenses and efficiency, Mr. Gilkey stated, “The increase in non-interest expenses year-over-year underlies Sterling’s investment in corporate and business lending as well as retail branch and commercial mortgage expansion.  Our resource commitments in metropolitan areas, such as Boise, ID and the Puget Sound area, are being confirmed by the strong loan and deposit growth coming from those areas.

Performance Ratios

Return on average equity was 10.8 percent for the three months ended September 30, 2005, compared to 14.6 percent for the same period in 2004 and 13.4 percent for the second quarter of 2005.  Return on average assets was 0.81 percent for the three months ended September 30, 2005, compared to 0.94 percent for the same period in 2004 and 0.92 percent for the second quarter of 2005.  Return on tangible equity decreased to 14.6 percent for the quarter, down from 18.5 percent at June 30, 2005 and 22.8 percent in the prior year’s same period.  The decrease in these ratios from the third quarter of 2004 was mainly due to the year-over-year decrease in net income.

Lending

As of September 30, 2005, Sterling’s loans receivable were $4.29 billion, up $106.4 million from the preceding quarter, primarily from strength in construction lending.  Sterling’s capacity in commercial and industrial lending, as well as construction and consumer lending, is ideally suited for opportunities inherent in the region’s improving economies.

Sterling’s total loan originations for the quarter ended September 30, 2005 were a record $955.5 million, compared to $748.7 million in the third quarter of 2004, a 28 percent increase.  Sterling’s total loan originations for the nine months ended September 30, 2005 were $2.69 billion, compared with $2.12 billion for the first nine months of 2004, a 26.4 percent increase. Sterling’s position as a commercial bank has been enhanced by the 12.5 percent year-over-year balance growth in commercial and industrial loan balances. One of Sterling’s core strengths is reflected by the 50.7 percent year-over-year balance increase in construction loan balances. Our construction lending relationships remain robust as a result of the economic strength seen across the greater Pacific Northwest region.

Credit Quality

As of September 30, 2005, total nonperforming assets were $11.6 million, or 0.17 percent of total assets.  This compares favorably with the third quarter 2004 level of $16.9 million, or 0.25 percent of total assets.  The improvement in nonperforming assets reflects strength in the regional economy and Sterling’s continued high lending standards.

Classified assets were $63.5 million at September 30, 2005, a decrease compared to $73.8 million at June 30, 2005, and a decrease from the $74.6 million at September 30, 2004.  The loan delinquency ratio decreased to 0.28 percent of total loans, compared to 0.45 percent of total loans at June 30, 2005, and 0.34 percent of total loans at September 30, 2004, reflecting Sterling’s continued strong lending standards.  Sterling’s classified assets and delinquency ratio are still among the lowest in Sterling’s twenty-two year history.

The annualized level of net charge-offs to average loans was 0.40 percent for the third quarter of 2005, compared to 0.13 percent for the quarter ended June 30, 2005 and 0.10 percent for the quarter ended September 30, 2004.  The quarterly increase in net loan charge-offs reflects primarily the charge-off of two loans, one in commercial real estate and one in dealer banking.  Both of these loans were previously classified.  Management expects that our increasing focus on commercial lending will generate a charge-off ratio higher than Sterling’s historical levels; however, our credit standards will maintain better ratios than our peers.

Sterling’s provision for loan losses was $3.4 million for the three months ended September 30, 2005, compared with $3.0 million for the same period in 2004 and $3.4 million for the second quarter of 2005.  At September 30, 2005, the loan loss allowance totaled $53.7 million and was 1.24 percent of total loans, compared to $47.3 million, or 1.16 percent of total loans, at September 30, 2004 and $54.6 million, or

1.29 percent of total loans, at June 30, 2005.  The decrease in allowance ratios reflects charge-offs and shifts in net loan balances.  Sterling believes the allowance is adequate given management’s analysis of the loan portfolio and Sterling’s relative mix of products.

Balance Sheet and Capital Management

At September 30, 2005, Sterling’s total assets were $6.80 billion, an increase from the preceding quarter’s total assets of $6.74 billion, primarily reflecting loan growth. Equity to assets was 7.35 percent and tangible shareholders’ equity to tangible assets was 5.54 percent at September 30, 2005, reflecting year-over-year asset growth.

As of September 30, 2005, Sterling’s book value per share was $14.39 compared to $14.54 at June 30, 2005.  This decrease in book value reflects an increase in the unrealized loss on our investment portfolio.  The Bank’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.

Goodwill Litigation

In May 1990, Sterling sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In the Goodwill Litigation, Sterling seeks damages for, among other things, breach of contract and deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment.  Sterling opposed the motion.  Sterling is waiting for a decision on the motion and for a trial date to be set to determine what amount, if any, the U.S. Government must pay in damages for its breach.  The timing and ultimate outcome of the motion for reconsideration and the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.

Outlook

Commenting on the third quarter of 2005, Gilkey stated, “Although earnings growth for the second half of 2005 has been under pressure, I believe in the systems we have in place and in the ability of our employees to rise to challenges, and I am encouraged by the fact that many segments of our business plan are on track as we continue to develop Sterling’s commercial bank capabilities.  While I remain confident in Sterling’s ability to perform well, in the near term, we are likely to continue to be somewhat impacted by market conditions.”

Gilkey continued, “Those segments of Sterling’s business that are within our control are meeting or exceeding our expectations.  For example, I am pleased to see our loan originations at record levels, strong growth in deposit balances and continued success in meeting our customers’ needs, while at the same time providing opportunities for generation of fee income.  The strength in these key fundamentals, in addition to the backlog of business in our lending portfolio, reflects that Sterling remains a leader in regional community banking.”

Third Quarter Earnings Conference Call

Management will be discussing third quarter earnings and guidance for the remainder of the year during Sterling’s Third Quarter Earnings Conference Call to be hosted October 25, 2005 at 8:00 a.m. Pacific Time.  To participate in the conference call, domestic callers should dial 517-308-9004 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-0329.  The continuous replay will be offered through November 26, 2005.

In addition, the Sterling Third Quarter 2005 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.com. To access the audio webcast presentation, click on “Investor Relations,” then click on the live audio webcast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association.  Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana.  Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.